EXHIBIT 99.1

Intelligent Systems Reports Second Quarter 2018 Results

NORCROSS, Ga., Aug. 08, 2018 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS; www.intelsys.com] announced today its financial results for the quarter ended June 30, 2018.

“Meeting the business needs of our customers continues to challenge our ability to add resources quickly enough to meet the demand even with R&D resources jumping in to fill some of the gap as an interim solution,” commented J. Leland Strange, CEO of Intelligent Systems.  “The good financial results we are reporting come from a very high level of productivity as the CoreCard team works with a select group of high quality FinTech customers. Having ‘too much business’ at a point of time is not something you often hear from a CEO – particularly one with negligible sales and marketing expenses – but it is true and we can take on no new customer engagements the rest of this year.  Although, at our current revenue size, we may still see fluctuations in quarterly financial results, we plan and expect to maintain the momentum as we expand our footprints in debit, credit card and complex loan processing markets.”

Financial Highlights for the Second Quarter of 2018

  Total revenues of $4,573,000 in the three month period represented growth of 48 percent compared to the same period in 2017.

  Income from operations was $1,317,000 for the quarter compared to $239,000 in the comparable prior year quarter.

  Net income was $1,058,000 for the quarter compared to net income of $160,000 in the comparable prior year quarter.

  Earnings per diluted share was $0.12 for the quarter and $0.22 for the six month period ended June 30, 2018.

Investor Conference Call Today

The company is holding an investor conference call today, August 8, 2018, at 11 A.M. Eastern Daylight Time.  Interested investors are invited to attend the conference call by dialing (855) 766-6518 and entering conference ID 1292276.  A transcript of the call will be posted on the company’s website at www.intelsys.com as soon as available after the call.

The company will file its Form 10-Q for the period ended June 30, 2018 with the Securities and Exchange Commission today, August 8, 2018. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies.  The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions.   Further information is available on the company’s website at http://www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Services	$4,508	$2,993	$8,471	$4,692
Products	65	90	160	90
Total net revenue	4,573	3,083	8,631	4,782
Cost of revenue
Services	2,042	1,249	3,649	2,142
Products	−	87	136	87
Total cost of revenue	2,042	1,336	3,785	2,229
Expenses
Marketing	87	69	155	148
General and administrative	418	397	891	878
Research and development	709	1,042	1,662	1,829
Income (loss) from operations	1,317	239	2,138	(302)
Other income (loss)	(189)	(59)	(117)	(26)
Income (loss) before Income taxes	1,128	180	2,021	(328)
Income taxes	70	20	70	20
Net income (loss)	$1,058	$160	$1,951	$(348)
Earnings (loss) per share attributable to Intelligent Systems Corporation:
Basic	$0.12	$0.02	$0.22	$(0.04)
Diluted	$0.12	$0.02	$0.22	$(0.04)
Basic weighted average common shares outstanding	8,791,321	8,766,425	8,784,655	8,754,862
Diluted weighted average common shares outstanding	8,936,489	8,878,266	8,915,758	8,754,862

CONSOLIDATED BALANCE SHEETS
(in thousands)

As of	June 30, 2018	December 31, 2017
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$10,643	$14,024
Marketable securities	421	438
Accounts receivable, net	3,452	1,208
Notes and interest receivable, current portion	507	16
Other current assets	4,996	2,373
Total current assets	20,019	18,059
Investments	760	1,035
Notes and interest receivable, net of current portion	1,735	1,250
Property and equipment, at cost less accumulated depreciation	1,524	1,262
Other long-term assets	265	173
Total assets	$24,303	$21,779
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$272	$321
Deferred revenue, current portion	925	853
Accrued payroll	947	595
Accrued expenses	79	98
Other current liabilities	531	408
Total current liabilities	2,754	2,275
Deferred revenue, net of current portion	82	51
Total stockholders’ equity	21,467	19,453
Total liabilities and stockholders’ equity	$24,303	$21,779

For further information, call
Karen Reynolds, 770-564-5503
or email to karen@intelsys.com